Exhibit 99.1

December 22, 2025

CISO Global, Inc.

Attn: David Jemmett, CEO

Re:	Resignation and Transition

Dear Dave,

I wanted to share this with you directly and thoughtfully.

After considerable reflection, I’ve decided to step down from my role as Interim Chief Operating Officer, effective January 2, 2025. Deciding to leave CISO Global was not an easy decision, and it comes with a great deal of respect and gratitude for you and for what we’ve built together.

Serving in this role has been a meaningful chapter for me. I’m proud of the progress we’ve made, the team we’ve assembled, and the resilience the organization has shown through moments of growth and challenge. I’ve learned a great deal working alongside you, and I truly appreciate the trust and partnership you’ve extended to me during my time here.

My decision is driven by a desire to pursue a new chapter in my professional journey, not by any lack of confidence in the direction of the company or the leadership team. I care deeply about the organization’s continued success.

I’m fully committed to ensuring a smooth and responsible transition. Over the coming weeks, I will document key priorities, decisions, and operational insights, and I’m happy to support leadership in any way that helps set the next chapter up for success.

Thank you again for the opportunity to serve, for your leadership, and for the relationship we’ve built. I wish you and the team nothing but continued momentum and success, and I hope our paths continue to cross in the future.

With appreciation,

Kyle Young